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                                                                     EXHIBIT 3.3


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                       OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                              SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                              QUALMARK CORPORATION

                                       BY

                      RESOLUTION OF THE BOARD OF DIRECTORS

                      ------------------------------------

         The undersigned, being, respectively, the President and Secretary of Qualmark Corporation, a Colorado corporation (the "Corporation"), organized and existing under the Colorado Business Corporation Act ("CBCA"), DO HEREBY
CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the Articles of Incorporation of the Corporation, said Board, at a meeting duly held and convened on August 25, 1999 in accordance with the CBCA, duly adopted the following resolution providing for the issuance of a series of 502,326 shares of Series A Convertible Preferred Stock, no par value per share, which resolution remains in full force and effect on the date hereof:

         RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 502,326 shares, no par value per share, to be designated the "Series A Convertible Preferred Stock" (hereinafter, "Series A Preferred Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Articles of Incorporation, the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof shall be as follows:


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     1.  CERTAIN DEFINITIONS.

         Unless the context otherwise requires, the terms defined in this
Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         "Business Day" shall mean a day other than a Saturday, a Sunday or any other day on which banking institutions in Denver, Colorado are authorized or obligated by law to close.

         "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         "Common Stock" shall mean the common stock, no par value, of the Corporation.

         "Conversion Date" shall have the meaning set forth in subparagraph 4.1
(b) below.

         "Delinquent Redemption Price" shall mean, with respect to each share of Series A Preferred Stock, the Redemption Price plus an amount thereon accruing from the Final Redemption Date at an annual rate equal to the Prime Rate plus 2.75%.

         "Final Redemption Date" shall have the meaning set forth in Section 5(a) below.

         "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

         "Initial Redemption Date" shall have the meaning set forth in Section 5(a) below.

         "Liquidation Price" shall mean $2.15 per share of Series A Preferred Stock (adjusted for stock splits, subdivisions, combinations and similar transactions), plus any accrued but unpaid dividends.

         "Preferred Stock" shall mean any authorized series of Preferred Stock of the Corporation, including, without limitation the Series A Preferred Stock.

         Redemption Date" shall mean all or any of the Initial Redemption Date and the Final Redemption Date.

         "Redemption Obligation" shall have the meaning set forth in Section 5(b) below.

         "Redemption Price" shall mean, with respect to each share of Series A Preferred Stock, the Series A Initial Purchase Price plus any accumulated but unpaid dividends.

         "Series A Initial Purchase Price" shall mean $2.15 per share of Series A Preferred Stock (adjusted for stock splits, subdivisions, combinations and similar transactions).


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         "Subordinate Stock" shall mean (i) the Common Equity and (ii) any class or series of capital stock (each, "Capital Stock") of the Corporation, however designated, which is junior in right to the Series A Preferred Stock, including without limitation such Capital Stock that is not entitled to receive (i) any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment or (ii) any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     2.  DIVIDENDS. Any time during which any shares of Series A Preferred
Stock remain outstanding, each share (as adjusted for any stock dividends, combinations or splits with respect to the Series A Preferred Stock) of Series A Preferred Stock shall accrue dividends at a rate of 8.0% per annum based on the Series A Initial Purchase Price. All dividends shall be paid quarterly. All dividends earned during the first year following the Initial Issue Date shall be paid by the Corporation in kind in shares of Series A Preferred Stock at the then Series A Conversion Rate (as defined). Thereafter, at the option of the Corporation, dividends shall be paid in cash or in kind as specified above. In addition, in the event the Corporation declares, pays or sets apart for payment any dividend on any Common Equity, whether in cash, property or otherwise (a "Common Dividend"), each holder of shares of Series A Preferred Stock shall be entitled to receive a per share dividend (an "Equivalent Common Dividend"), when and as declared by the Corporation, equal to: (i) the number of shares of Common Equity on which such Common Dividend is declared into which each share of Series A Preferred Stock is convertible on the record date, multiplied by (ii) the amount of cash or property paid, or the number of shares of capital stock issued, per share of Common Equity as part of such Common Dividend.

     3.  DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) The Corporation shall deliver to each holder of Series A Preferred Stock notice of any of the following: (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred, (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation; or (iii) any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation (each a "Dissolution"). The notice of Dissolution shall be delivered at least thirty (30) days prior to such event, which notice shall state all material facts and common terms relating to such Dissolution, including without limitation: (x) the nature of such Dissolution, including without limitation the nature, amount, terms and conditions of payment to the holders of Series A Preferred Stock and the holders of Common Stock in connection with such Dissolution, (y) the date on which such Dissolution shall occur and (z) the procedures that must be followed (and the latest date that such procedures must be completed) in order for such holder to effect a conversion of shares of Series A Preferred Stock into shares of Common Stock.

         (b) In the event of any such Dissolution, before any payment or distribution shall be made to the holders of Subordinate Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash, or, if the Corporation does not


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have sufficient cash on hand to pay such amounts, property of the Corporation at its fair market value as determined by the Board of Directors of the Corporation, the Liquidation Price per share of Series A Preferred Stock.

         (c) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Price for each share of the Series A Preferred Stock, then the assets of the Corporation shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

         (d) If, after payment in full of the Liquidation Price for each share of Series A Preferred Stock, there remain assets available for distribution to the Corporation's shareholders, the remaining assets shall be distributed pro rata among the holders of the Corporation's Common Stock and the Series A Preferred Stock (based on the number of shares of Common Stock that would have been issued for each share of Series A Preferred Stock immediately prior to such Dissolution).

     4.  CONVERSION RIGHTS.

         4.1 CONVERSION AT THE OPTION OF THE HOLDER. The holders of Series A Preferred Stock shall have the right, at their option, to convert each share of Series A Preferred Stock held by such holder into shares of Common Stock at any time and from time to time on the following terms and conditions:

         (a) Each share of Series A Preferred Stock shall be converted at the option of the holder thereof, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Initial Purchase Price by the Series A Conversion Rate (as defined below) in effect at the time of conversion. For purposes of this section, the "Series A Conversion Rate" shall initially be $2.15 and shall be subject to adjustment as provided in Section 4.2 below.

         (b) To convert Series A Preferred Stock in accordance with this paragraph 4.1, a holder must (i) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series A Preferred Stock; (ii) notify the Corporation at such office that it elects to convert Series A Preferred Stock, and the number of shares it wishes to convert; (iii) state in writing the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued, and (iv) pay any transfer or similar tax with respect to the transfer of the shares of Series A Preferred Stock converted, if required. The date on which the holder satisfies the foregoing requirements shall be the "Conversion Date." As soon as practical but in any event within five Business Days of the Conversion Date, the Corporation shall deliver a certificate for the number of shares of Common Stock issuable upon the conversion, a check for the amount payable in respect of any fractional share pursuant to subparagraph 4.1(c) and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date.


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Adjustment (or cash payment, if applicable) shall be made for accrued and unpaid dividends, as of the Conversion Date, on converted shares of Series A Preferred Stock.

         (c) The Corporation will not issue a fractional share of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation will deliver its check in an amount equal to the applicable fraction multiplied by the fair market value of the Common Stock (subject to adjustment for stock splits, subdivisions, combinations or other similar transactions).

         (d) Upon conversion pursuant to this Section 4.1, the rights of the holders of converted Series A Preferred Stock with respect to the shares of Series A Preferred Stock so converted shall cease.

         4.2. CERTAIN MATTERS WITH RESPECT TO CONVERSION.

         (a) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series A Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

         (b) The Series A Conversion Rate shall be subject to adjustment as follows:

             (1) In case the Corporation shall (i) pay a dividend or make a distribution on its Common Equity in shares of Common Equity of the Corporation, (ii) subdivide or split its outstanding Common Equity, or
         (iii) combine the outstanding Common Equity into a smaller number of shares, the Series A Conversion Rate following the effective date of such event shall be equal to the product of the Series A Conversion Rate in effect immediately prior to such adjustment multiplied by a fraction, the denominator of which is the number of shares of Common Equity outstanding immediately after such event and the numerator of which is the number of shares outstanding immediately prior to such event.

             (2) In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Equity entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Equity, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they each would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they each thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this section with respect to the rights of the holders of Series A Preferred Stock; provided, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such


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         securities as they would have received if all outstanding shares of
         Series A Preferred Stock had been converted into Common Stock on the date of such event.

             (3) It Common Stock issuable upon the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

         (c) Whenever the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is adjusted, the Corporation shall promptly mail to holders of the Series A Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for the Series A Preferred Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

         (d) The adjustments herein provided for shall be made successively when the event giving rise to such adjustment occurs and shall become effective immediately following the record date for any event for which a record date is designated and on the effective date for any other event.

         (e) Shares of Series A Preferred Stock that have been converted as provided herein shall revert to the status of authorized but unissued shares of Preferred Stock.

         (f) For purposes of any computation of the number of shares of Common Stock outstanding, such computation shall be made assuming conversion of all then outstanding shares of Preferred Stock and all outstanding currently exercisable warrants and vested options.

         (g) No adjustment in the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible need be made unless the adjustment would require an increase of at least one-half of one percent (.5%) in the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

         (h) In any case in which this Section 4.2 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (a) the issuance to the holder of any shares of


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Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable immediately prior to adjustment; and (b) the delivery of a check for any remaining fractional shares as provided in Section 4.1(c) above.

         (i) Any determination that the Corporation or its Board of Directors must make pursuant to this Section 4.2 shall be conclusive (unless there is a mistake brought to the attention of the Board of Directors, in which case such mistake shall be corrected). Whenever the Corporation or its Board of Directors shall be required to make a determination under this Section 4.2, such determination shall be made in good faith.

     5.  REDEMPTION BY THE CORPORATION.

         (a) To the extent the Corporation shall have funds legally available for such payment, the Corporation shall redeem, at the option of each holder of shares of Series A Preferred Stock, on any date after September 1, 2004 (the "Initial Redemption Date"), the then outstanding shares of Series A Preferred Stock of each holder at the Redemption Price. If the Corporation is unable to redeem all shares of Series A Preferred Stock presented for redemption by the holders thereof at the Initial Redemption Date, the Corporation may redeem one-half of the total number of shares of Series A Preferred Stock requested to be redeemed at such date by the holders thereof at the Redemption Price and redeem the remaining one-half of the total number of shares of Series A Preferred Stock at the Redemption Price on the six month anniversary of the Initial Redemption Date (the "Final Redemption Date").

         (b) If on the Final Redemption Date the Corporation is unable to redeem all outstanding shares of Series A Preferred Stock required to be redeemed on such date pursuant to Section 5(a) (the "Redemption Obligation"), the Corporation shall redeem on such Final Redemption Date the number of shares of Series A Preferred Stock that it is able to redeem, ratably among the holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all shares of Series A Preferred Stock required to be redeemed on such date were redeemed. In such a case, the remainder of the Redemption Price payable but not paid at such Final Redemption Date shall, at the option of the holders of the Series A Preferred Stock, be converted into a debt obligation of the Corporation, evidenced by a promissory note in a form acceptable to the holders of Series A Preferred Stock to pay the Delinquent Redemption Price and shall be discharged as soon as the Corporation is able to discharge such Delinquent Redemption Price out of funds legally available therefor. If and so long as any Redemption Obligation (or any obligation in respect of the Delinquent Redemption Price) with respect to the Series A Preferred Stock shall not be fully discharged and paid, the Corporation shall not declare or pay any dividend or make any distribution on, or, directly or indirectly, purchase, redeem or satisfy any mandatory redemption, sinking fund or other similar obligation in respect of the Subordinate Stock (other than repurchases of shares of Subordinate Stock in accordance with the terms of restricted stock vesting agreements with employees of the Corporation approved by the Board of Directors prior to such Final Redemption Date).

         (c) Shares of Series A Preferred Stock that have been reacquired in any manner, including as a result of redemption, shall revert to the status of authorized and unissued shares of Preferred Stock.


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         (d) Notice of any redemption shall be sent by the holders of the Series
A Preferred Stock requesting redemption not more than 60 days nor less than 20 days prior to the date upon which such redemption is requested, by first class mail, postage prepaid, to the Secretary of the Corporation.

     6. VOTING RIGHTS. Except as otherwise required by law, each share of Series A Preferred Stock issued and outstanding shall have the right to vote on all matters presented to the holders of the Common Stock for vote, in the number of votes equal at any time to the number of shares of Common Stock into which each share of Series A Preferred Stock would then be convertible, and the holders of the Series A Preferred Stock shall vote with the holders of the Common Stock as a single class.

     7.  EXCLUSION OF OTHER RIGHTS.

         Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Articles of Incorporation of the Corporation.

     8.  HEADINGS OF SUBDIVISIONS.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     9.  SEVERABILITY OF PROVISIONS.

         If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.


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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by an authorized officer and attested by its Secretary, this 1st day of September, 1999.

                                       QUALMARK CORPORATION

                                       By: /s/ W. PRESTON WILSON
                                           -------------------------------------
                                           Name: W. Preston Wilson
                                           Title: President

Attest:

/s/ PHILIP A. GORDON
- -----------------------------------
Philip A. Gordon, Secretary


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